Exhibit 99.1

February 26, 2019	Analyst Contact: Brandon Lohse
918-947-7472
Media Contact: Leah Harper
918-947-7123

ONE Gas Announces Management Shift to Further Leadership Development

TULSA, Okla. – Feb. 26, 2019 – ONE Gas, Inc. (NYSE: OGS) today announced that Caron A. Lawhorn will serve as the company’s senior vice president and chief financial officer and Curtis L. Dinan will serve as the company’s senior vice president, commercial, effective March 1, 2019. Both Lawhorn and Dinan will continue to report to ONE Gas president and chief executive officer, Pierce H. Norton II.

Lawhorn and Dinan will shift responsibilities as a part of an ongoing effort to enhance the strength and flexibility of the senior leadership team. Lawhorn will assume responsibilities for finance, accounting and treasury functions, including investor relations. Dinan will assume responsibilities for commercial activities, rates and regulatory, government affairs and customer service functions.

“We are fortunate to have talented leaders who can move into different roles, further expanding their experience and capabilities,” Norton said. “Our actions today, endorsed by our board, will broaden our leadership team’s depth and our ability to maximize opportunities for our company.

“Caron and Curtis are trusted leaders who have helped drive our company’s success. I am excited to see how, in their new roles, each will continue to execute on our strategic plan and further deliver the potential of this great company,” concluded Norton.

Download photos and full bio of Lawhorn and Dinan.

BIOGRAPHICAL INFORMATION

Caron A. Lawhorn

Ms. Lawhorn has served as the Company’s senior vice president, commercial, since the Company’s separation from ONEOK, Inc. (“ONEOK”) on January 31, 2014. Prior to the separation, Ms. Lawhorn served in the same role at ONEOK. Prior to assuming the role of senior vice president, commercial for ONEOK, Ms. Lawhorn was the president of ONEOK’s natural gas distribution segment. From July 2009 to March 2011, she served as senior vice president, corporate planning and development of ONEOK and

ONEOK Partners, responsible for business development, strategic and long-range planning and capital investment. Ms. Lawhorn became senior vice president and chief accounting officer of ONEOK in 2007, adding responsibility for ONEOK Partners in 2008. Prior to that, she was senior vice president of financial services and treasurer of ONEOK. Ms. Lawhorn joined ONEOK in 1998, after serving as a senior manager at KPMG and chief financial officer of Emergency Medical Services Authority in Tulsa.

Curtis L. Dinan

Mr. Dinan served as the Company’s senior vice president and chief financial officer since the Company’s separation from ONEOK. He served as president, natural gas of ONEOK Partners, responsible for commercial activities in its natural gas gathering and processing and natural gas pipelines segments. Before that, Mr. Dinan was senior vice president, chief financial officer and treasurer of ONEOK and ONEOK Partners from 2007 - 2011. He served on the ONEOK Partners board of directors from October 2007 to March 2011. He joined ONEOK in 2004 as vice president and chief accounting officer, after being an audit partner with Arthur Andersen LLP and Grant Thornton LLP.

For more information, visit www.onegas.com

ONE Gas, Inc. (NYSE: OGS) is a stand-alone, 100-percent regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index, and is one of the largest natural gas utilities in the United States.

ONE Gas provides natural gas distribution services to more than 2 million customers in Oklahoma, Kansas and Texas.

ONE Gas is headquartered in Tulsa, Okla., and its divisions include Oklahoma Natural Gas, the largest natural gas distributor in Oklahoma; Kansas Gas Service, the largest in Kansas, and Texas Gas Service, the third largest in Texas, in terms of customers.

Its largest natural gas distribution markets by customer count are Oklahoma City and Tulsa, Okla.; Kansas City, Wichita and Topeka, Kan.; and Austin and El Paso, Texas. ONE Gas serves residential, commercial, industrial, transportation and wholesale customers in all three states.

For more information, visit the website at http://www.ONEGas.com.

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